Principal Officers:

Keith M. Braaten, P. Eng.

President & CEO

Jodi L. Anhorn, P. Eng.

Executive Vice President & COO

Officers / Vice Presidents:

Caralyn P. Bennett, P. Eng.

Tim R. Freeborn, P. Eng.

Leonard L. Herchen, P. Eng.

Myron J. Hladyshevsky, P. Eng.

Todd J. Ikeda, P. Eng.

Bryan M. Joa, P. Eng.

Mark Jobin, P. Geol.

John E. Keith, P. Eng.

Exhibit 5.2

LETTER OF CONSENT

TO: UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Re:	InterOil Corporation
Short Form Base Shelf Prospectus
dated July 8, 2015

We are a firm of independent petroleum engineering consultants and have prepared reports dated March 13, 2015 for InterOil Corporation providing an independent resources assessment for the Elk/Antelope and Triceratops Gas Fields as at December 31, 2014 as described in the Annual Information Form (“AIF”) of InterOil Corporation dated March 17, 2015.

We hereby consent to the use and reference to our name and report, which is incorporated by reference in the short form base shelf prospectus dated July 8, 2015 (the “Prospectus”) of InterOil Corporation. We also confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contain in it that are derived from the above-mentioned reports or that are within our knowledge as a result of the services we performed in connection with the reports.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

/s/ Keith M. Braaten

Keith M. Braaten, P. Eng.
President & Chief Executive Officer

Calgary, Alberta

July 8, 2015

4100, 400 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 ☐ (403) 266-9500 ☐ Fax (403) 262-1855 ☐ GLJPC.com